Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Equity First

Performance First

[GRAPHIC]

OFFERING SUMMARY

(Related to the Pricing Supplement, No. 2007 – MTNDD179, Subject to Completion, Dated October 24, 2007)

CITIGROUP FUNDING INC.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

PACERSSM

             PACERSSM Based Upon the

Common Stock of eBay Inc.

Premium mAndatory Callable

Equity-linked secuRitieS

Due 2009

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

October 24, 2007

2	PACERSSM

PACERSSM

Based Upon the

Common Stock of eBay Inc.

Premium mAndatory Callable

Equity-linked secuRitieS due 2009

This offering summary represents a summary of the terms and conditions of the PACERS. We encourage you to read the preliminary pricing supplement and accompanying prospectus supplement and prospectus related to this offering. Capitalized terms used in this overview are defined in the “Preliminary Terms” below.

Overview of the PACERSSM

Premium mAndatory Callable Equity-linked secuRitieS, or PACERSSM, are callable equity-linked investments that offer participation in a portion of the appreciation, if any, of the price of the common stock on which the PACERS are based, while also providing limited protection against a decline in that price. The PACERS Based Upon the Common Stock of eBay Inc. have a maturity of approximately 1.5 years and are issued by Citigroup Funding Inc. Some key characteristics of the PACERS include:

O

No Periodic Payments. The PACERS do not offer current income, which means that you will not receive any periodic interest or other payments on the PACERS prior to maturity, unless we call the PACERS. You will also not receive any dividend payments or other distributions, if any, made on the Underlying Stock unless and until you receive shares of the Underlying Stock at maturity, if applicable. Instead, a Mandatory Call Premium on the PACERS, if any, will be paid only if the PACERS are called on any Call Date and depends on the closing price of the Underlying Stock on each Call Date.

O

Mandatory Call. The PACERS are mandatorily callable by Citigroup Funding on any of the three Call Dates during any of the three semi-annual Call Determination Periods, commencing approximately six months after the Issue Date, if the closing price of the Underlying Stock on any Call Date is greater than or equal to the closing price of the Underlying Stock on the Pricing Date. The PACERS will not otherwise be called even if the closing price on any other day is greater than or equal to the Initial Share Price. If mandatorily called, you will receive an amount in cash per PACERS equal to $10 plus the applicable Mandatory Call Premium, which is expected to be approximately (i) 8.25% to 9.25% (to be determined on the Pricing Date), if called in May 2008, (ii) 16.50% to 18.50% (to be determined on the Pricing Date), if called in November 2008, and (iii) 24.75% to 27.75% (to be determined on the Pricing Date), if called in May 2009.

O

No Principal Protection. While the PACERS provide limited protection against the decline in the price of the Underlying Stock, PACERS are not principal protected. If the PACERS are not called, for each PACERS you hold at maturity you will receive $10 in cash unless the closing price of the Underlying Stock on any trading day after the Pricing Date up to and including the Valuation Date is less than or equal to approximately 72.50% (to be

PACERSSM	3

determined on the Pricing Date) of the Initial Share Price. In that case, you will receive a fixed number of shares of the Underlying Stock equal to the Share Ratio ($10 divided by the closing price of the Underlying Stock on the Pricing Date) (or, if you elect, the cash value of those shares). If you receive a fixed number of shares of the Underlying Stock equal to the Share Ratio at maturity (or, if you elect, the cash value of those shares) and the price of the Underlying Stock at maturity (or on the Valuation Date if you elect to receive the cash value of those shares) is less than the Initial Share Price, the amount you receive at maturity for each PACERS will be less than the amount of your initial investment and could be zero, in which case your investment in the PACERS will result in a loss.

The PACERS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the PACERS will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment in the PACERS at maturity is not guaranteed.

Types of Investors

The PACERS may be an attractive investment for investors with a neutral to mildly optimistic investment view on the Underlying Stock who are also willing to accept risk to the principal invested, including:

O	Investors with neutral to moderate growth expectations for the Underlying Stock who also seek limited protection against loss

O	Investors willing to trade potential upside appreciation in the Underlying Stock in return for the potential to receive a fixed per annum return if the PACERS are called

O	Current or prospective holders of the Underlying Stock who are willing to accept the downside risk in the Underlying Stock subject to limited protection against loss

4	PACERSSM

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Premium mAndatory Callable Equity-linked secuRitieS (PACERSSM) Based Upon the Common Stock of eBay Inc.
Underlying Stock:	Shares of eBay Inc. common stock (Nasdaq Symbol: “EBAY”).
Guarantee:	Any payments due on the PACERS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PACERS are not principal protected, you may receive a payment at maturity with a value less than the amount you initially invest.
Rating of the Issuer’s Obligations:	Aa1/AA (Moody’s/S&P) based upon the Citigroup Inc. guarantee; however, because the PACERS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.
Principal Protection:	None.
Pricing Date:	November , 2007.
Issue Date:	Three business days after the Pricing Date.
Valuation Date:	Three business days before the Maturity Date.
Maturity Date:	Approximately 1.5 years from the Issue Date.
Issue Price:	$10 per PACERS
Coupon:	None
Amount to Be Received at Maturity:

If not called before the Maturity Date, for each $10 PACERS:

(1) a number of shares of the Underlying Stock equal to the Share Ratio (or, if you exercise your Cash Election Right, the cash value of those shares based on the closing price of the Underlying Stock on the Valuation Date) if the closing price of the Underlying Stock on any trading day after the Pricing Date up to and including the Valuation Date has declined by approximately 27.50% (to be determined on the Pricing Date) or more from the Initial Share Price, or

(2) $10 in cash.

Cash Election Right:

You may elect to receive from Citigroup Funding for each PACERS you hold on the Maturity Date the cash value of the shares of the Underlying Stock you would otherwise be entitled to at maturity. If you elect to exercise the Cash Election Right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the PACERS.

You should refer to the section “Description of the PACERS—Determination of the Amount to be Received at Maturity” in the preliminary pricing supplement for more information about the Cash Election Right.

Share Ratio:	A number of shares of the Underlying Stock per PACERS equal to $10 divided by the Initial Share Price (actual ratio to be determined on the Pricing Date).
Initial Share Price:	The closing price of the Underlying Stock on the Pricing Date.
Mandatory Call Feature:	Mandatorily callable semi-annually in whole, but not in part, on any Call Date if the closing price of the Underlying Stock on any Call Date is equal to or greater than the Initial Share Price. If we call the PACERS during any Call Determination Period, the related call payment date will be at least three business days after the relevant Call Date or, in the case of the Call Determination Period beginning on May , 2009, at maturity.
Call Dates:	Any trading day during any Call Determination Period on which the PACERS are mandatorily called.
Call Determination Period:	Each of the three-trading-day periods, starting on and including May , 2008, November , 2008, and May , 2009.

PACERSSM	5

Mandatory Call Premium:

(1) Approximately 8.25% to 9.25% (to be determined on the Pricing Date), if called in May 2008

(2) Approximately 16.50% to 18.50% (to be determined on the Pricing Date), if called in November 2008

(3) Approximately 24.75% to 27.75% (to be determined on the Pricing Date), if called in May 2009

Call Price:	(1) $ per PACERS, if called in May 2008 (2) $ per PACERS, if called in November 2008 (3) $ per PACERS, if called in May 2009
Listing:	Application will be made to list the PACERS on the American Stock Exchange under the symbol “PPK.”
Underwriting Discount:	2.25%
Sales Commission Earned:	$0.20 per PACERS for each PACERS sold by a Smith Barney Financial Advisor.
Calculation Agent:	Citigroup Global Markets Inc.

Benefits of the PACERS

O

Potential Return Through Mandatory Call Feature.    Citigroup Funding must call the PACERS and pay you an amount in cash equal to $10 plus the applicable Mandatory Call Premium of approximately 16.50% to 18.50% per annum on a simple interest basis (to be determined on the Pricing Date) if on any Call Date the closing price of the Underlying Stock is equal to or greater than the Initial Share Price. In this case, your return on the PACERS will be greater than your initial investment, although you will not receive a return of more than approximately 16.50% to 18.50% per annum on a simple interest basis (to be determined on the Pricing Date).

O

Protection Against Loss in Limited Circumstances.    If Citigroup Funding does not call the PACERS, at maturity you will receive your original investment in the PACERS even if the closing price of the Underlying Stock has declined from the Initial Share Price, as long as the closing price of the Underlying Stock on any trading day after the Pricing Date up to and including the Valuation Date does not decline from the Initial Share Price by the predetermined percentage or more. In this case, you will not suffer the same loss that a direct investment in the Underlying Stock would produce. However, if the closing price of the Underlying Stock on any trading day after the Pricing Date up to and including the Valuation Date does decline by the predetermined percentage or more, the amount you receive at maturity may be less than your initial investment and could be zero.

Key Risk Factors for the PACERS

An investment in the PACERS involves significant risks. While some of the risks are summarized below, please review the “Risk Factors Relating to the PACERS” section of the preliminary pricing supplement related to this particular offering and the “Risk Factors” section of the accompanying prospectus supplement for a full description of risks.

O

Potential for Loss.    If Citigroup Funding does not call the PACERS, the amount you will receive at maturity of the PACERS will depend on the closing price of the Underlying Stock during the term of the PACERS. If on any trading day after the Pricing Date up to and including the Valuation Date, the closing price of the Underlying Stock declines from the Initial Share Price by the predetermined percentage or more and the PACERS are not called, you will receive a number of shares of the Underlying Stock at maturity (or, if you elect, the cash value of those shares) with a value that will likely be less than the amount of your initial investment in the PACERS and which could be zero.

6	PACERSSM

O

No Periodic Payments.    You will not receive any periodic payments of interest or any other payments on the PACERS until maturity, unless we call the PACERS. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Stock unless and until you receive shares of the Underlying Stock at maturity, if applicable.

O

Volatility of eBay Inc.    Historically, the price of the Underlying Stock has been volatile. From January 2, 2002 to October 23, 2007, the closing price of the Underlying Stock has been as low as $12.28 per share and as high as $58.98 per share. As a result, on more than one occasion from August 28, 2006 to October 23, 2007, the closing price of the Underlying Stock has been less than 72.50% of its closing price of $35.94 on October 23, 2007. If we do not call the PACERS, whether you receive an amount at maturity in cash equal to the amount of your initial investment in the PACERS or an amount less than your initial investment depends upon the closing price of the Underlying Stock on any trading day during the term of the PACERS. The volatility of the price of the Underlying Stock may result in your receiving a number of shares of the Underlying Stock at maturity (or, if you elect, the cash value of those shares) with a value less than your initial investment in the PACERS, which will result in a loss.

O

Appreciation May Be Limited.    If the PACERS are mandatorily called, you will receive an amount in cash equal to $10 plus the applicable Mandatory Call Premium. The opportunity to participate in possible increases in the price of the Underlying Stock is unavailable if the PACERS are mandatorily called because the return you receive will be limited to the applicable Mandatory Call Premium. Your return on the PACERS may be less than your return on a similar security that allowed you to participate more fully in the appreciation of the Underlying Stock.

O

Potential for a Lower Comparative Yield.    Because you will not receive any periodic payments of interest or any other periodic payments on the PACERS, if the PACERS are not mandatorily called (and regardless of whether the closing price of the Underlying Stock on any trading day after the Pricing Date up to and including the Valuation Date declines by the predetermined percentage or more), the effective yield on the PACERS will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

O

Relationship to the Issuer of the Underlying Stock.    You will have no rights against the issuer of the Underlying Stock even though the market value of the PACERS and the amount you will receive at maturity depend on the price of the Underlying Stock. In addition, you will have no voting rights and will not receive any dividend or other distributions, if any, with respect to the Underlying Stock unless and until you receive shares of the Underlying Stock at maturity, if applicable.

O

Secondary Market May Not Be Liquid.    Citigroup Funding will apply to list the PACERS on the American Stock Exchange, but the secondary market may not be liquid and may not continue for the term of the PACERS. Although Citigroup Global Markets intends to make a market in the PACERS, it is not obligated to do so.

O

Resale Value of the PACERS May be Lower Than Your Initial Investment.    Due to, among other things, changes in the price of and dividend yield on the Underlying Stock, interest rates, the earnings performance of the Underlying Stock, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the PACERS may trade at prices below their initial issue price of $10 per PACERS. You could receive substantially less than the amount of your initial investment if you sell your PACERS prior to maturity.

PACERSSM	7

O

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the PACERS. Further, Citigroup Funding expects to hedge its obligations under the PACERS through the trading of the Underlying Stock, or other instruments, such as options, swaps or futures, based upon the Underlying Stock by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the PACERS may result in a conflict of interest.

O	Citigroup Inc. Credit Risk. The PACERS are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the PACERS.

8	PACERSSM

eBay Inc.

According to publicly available documents, eBay Inc. provides online marketplaces for the sale of goods and services, online payments services and online communication offerings to a diverse community of individuals and businesses. eBay Inc. is currently subject to the information requirements of the Securities Exchange Act. Accordingly, eBay Inc. files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007) and other information with the SEC. eBay Inc.’s registration statements, reports and other information are available to the public from the SEC’s website at http://www.sec.gov, or may be inspected and copied at the offices of the SEC at the locations listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

The common stock of eBay Inc. is listed on the Nasdaq National Market under the symbol “EBAY.” According to eBay Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, as of July 20, 2007, the number of shares outstanding of eBay Inc.’s common stock was 1,358,453,486. Historical high and low sale prices for the Underlying Stock for each quarter since the first quarter of 2002 are included in the preliminary pricing supplement related to this offering under “Historical Data on the Common Stock of eBay Inc.”

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of eBay Inc.’s publicly available documents and has not made any due diligence investigation or inquiry of eBay Inc. in connection with the offering of the PACERS. No representation is made that the publicly available information about eBay Inc. is accurate or complete.

The following graph sets forth the daily closing price of eBay common stock, as reported on Nasdaq, from January 2, 2002 to October 23, 2007. The data reflected in the graph below was obtained from Bloomberg L.P. Past closing prices of eBay common stock are not indicative of future eBay common stock closing prices.

PACERSSM	9

The closing price of the eBay common stock on October 23, 2007 was $35.94.

The PACERS represent obligations of Citigroup Funding and Citigroup only. eBay Inc. is not involved in any way in this offering and has no obligations relating to the PACERS or to holders of the PACERS.

Hypothetical Examples

The examples of hypothetical Call Prices and amounts received at maturity set forth below are intended to illustrate the effect of different closing prices of the Underlying Stock on the amount you will receive in respect of the PACERS upon a mandatory call or at maturity. All of the hypothetical examples are based on the following assumptions:

O	Issue Price: $10.00 per PACERS

O	Pricing Date: November 23, 2007

O	Settlement Date: November 28, 2007

O	Valuation Date: May 22, 2009

O	Maturity Date: May 28, 2009

O	Initial Share Price: $39.80

O	Underlying Stock price at which a Mandatory Call occurs: $39.80 (the hypothetical Initial Share Price)

O	Mandatory Call Premium:

a.	8.75%, if called on any Call Date in May 2008

10	PACERSSM

b.	17.50%, if called on any Call Date in November 2008

c.	26.25%, if called on any Call Date in May 2009

O	Share Ratio: 0.25126 shares of Underlying Stock per PACERS

O	Annualized dividend yield of the Underlying Stock: 0.00%.

O

If the PACERS have not been previously called, at maturity, whether you receive shares of Underlying Stock (or the cash value of those shares at your election) or your initial investment ($10.00 per PACERS) depends on whether the closing price of the Underlying Stock has declined by 27.50% or more (to $28.86 or less, the “Downside Trigger Price”) from the Initial Share Price on any trading day after the Pricing Date up to and including the Valuation Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive at maturity will depend on the Initial Share Price; whether the closing price of the Underlying Stock on any Call Date is greater than or equal to the Initial Share Price, causing the PACERS to be called; and if the PACERS are not called, whether the closing price of the Underlying Stock on any trading day after the Pricing Date up to and including the Valuation Date has declined by approximately 27.50% or more (to be determined on the Pricing Date) from the Initial Share Price causing you to receive a fixed number of shares of Underlying Stock at maturity (or the cash value of those shares at your election).

Additionally, if you elect to receive the cash value of the shares of eBay common stock equal to the Share Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of eBay common stock on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the closing price of eBay common stock changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of shares of eBay common stock at maturity equal to the Share Ratio, the value of those shares at maturity will be different than the value of those shares on the Valuation Date if the closing price of eBay common stock changes from the Valuation Date to maturity.

PACERS are Mandatorily Called on any of the Call Dates

The PACERS have not been previously called and the closing price of the Underlying Stock on the relevant Call Date is equal to or greater than $39.80, the price at which a Mandatory Call occurs. The PACERS are consequently called at the applicable Call Price of $10.00 plus the Mandatory Call Premium per PACERS.

a. If the Call Date occurs in May 2008, the Call Price will be $10.00 plus a Mandatory Call Premium of $0.875 Call Price = $10.00 + $0.875 = $10.875 per PACERS

PACERSSM	11

b. If the Call Date occurs in November 2008, the Call Price will be $10.00 plus a Mandatory Call Premium of $1.750 Call Price = $10.00 + $1.750 = $11.750 per PACERS

c. If the Call Date occurs in May 2009, the Call Price will be $10.00 plus a Mandatory Call Premium of $2.625. Call Price = $10.00 + $2.625 = $12.625 per PACERS

d.      Even if the Downside Trigger Price has been breached, the PACERS will be called on any trading day within any Call Determination Period if the closing price of the Underlying Stock on such date is equal to or greater than $39.80, the price at which a Mandatory Call would occur. If the Call Date occurs in May 2009, the Call Price will be $10.00 plus a Mandatory Call Premium of $2.625. Call Price = $10.00 + $2.625 = $12.625 per PACERS

12	PACERSSM

PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Not Breached

The PACERS are not called on any of the Call Dates, and the closing price of the Underlying Stock is not less than or equal to 72.50% of the Initial Share Price, or $28.86, on any trading day after the Pricing Date up to and including the Valuation Date.

Since the closing price of the Underlying Stock on any trading day after the Pricing Date up to and including the Valuation Date is not less than or equal to $28.86, the amount received at maturity will be $10.00 per PACERS. Amount received at maturity = $10.00 per PACERS

PACERS are not Mandatorily Called on any of the Call Dates and Downside Trigger Price is Breached

The PACERS are not called on any of the Call Dates, and the closing price of the Underlying Stock is less than 72.50% of the Initial Share Price, or $28.86, on any trading day after the Pricing Date up to and including the Valuation Date. At maturity you will receive for each PACERS a number of shares of the Underlying Stock equal to the Share Ratio, or 0.25126 shares (or the cash value of those shares at your election).

Even if the closing price of the Underlying Stock is greater than $39.80, or the price at which a Mandatory Call occurs, at one or more times on or prior to the Valuation Date, the closing price of the Underlying Stock is below $39.80 on all of the Call Dates. Consequently, the PACERS will not be called on any Call Date.

If the closing price of the Underlying Stock on any trading day after the Pricing Date up to and including the Valuation Date is equal to or less than $28.86, then you will receive at maturity a number of shares of the Underlying Stock equal to the Share Ratio (or the cash value of these shares at your election). If the closing price of the Underlying Stock on the Maturity Date is $23.88 then the market value of the shares you will receive, based on such closing price, will be $6.00.

Value of the Underlying Stock received at maturity = 0.25126 shares of the Underlying Stock * $23.88 = $6.00.

PACERSSM	13

Summary Chart of Hypothetical Examples

PACERS are Mandatorily Called

Date on which the PACERS are called	Any Call Date in May 2008	Any Call Date in November 2008	Any Call Date in May 2009 (Downside Trigger Not Breached)	Any Call Date in May 2009 (Downside Trigger Breached)
Hypothetical Initial Share Price	$39.80	$39.80	$39.80	$39.80
Hypothetical lowest closing price on or prior to the Valuation Date	$35.82	$31.84	$32.95	$25.87
Is the hypothetical lowest closing price less than or equal to 72.50% of the Initial Share Price, or $28.86?	No	No	No	Yes
Hypothetical minimum price at which a Mandatory Call would occur	$39.80	$39.80	$39.80	$39.80
Hypothetical closing price of the Underlying Stock on the Call Dates	$43.78	$42.79	$48.46	$42.59
Call Price per PACERS	$10.875	$11.750	$12.625	$12.625
Return on the Underlying Stock (excluding any cash dividend payments)	10.00%	7.50%	21.75%	7.00%
Return on the Underlying Stock (including all cash dividend payments)	10.00%	7.50%	21.75%	7.00%
Return on PACERS (including fixed coupon payments)	8.75%	17.50%	26.25%	26.25%

PACERS are not Mandatorily Called

	Downside Trigger Not Breached	Downside Trigger Breached
Hypothetical Initial Share Price	$ 39.80	$ 39.80
Hypothetical lowest closing price on or prior to the Valuation Date	$ 33.23	$ 23.88
Is the hypothetical lowest closing price less than or equal to 72.50% of the Initial Share Price, or $28.86?	No	Yes
Will 0.25126 (the Hypothetical Share Ratio) shares of the Underlying Stock be delivered at maturity?	No	Yes
Hypothetical closing price of the Underlying Stock at maturity	$ 33.23	$ 23.88
Amount Received at Maturity (cash or value of the Underlying Stock per PACERS)	$ 10.00	$ 6.00
Return on the Underlying Stock (excluding any cash dividend payments)	-16.50%	-40.00%
Return on the Underlying Stock (including all cash dividend payments)	-16.50%	-40.00%
Return on the PACERS (either in cash or the market value of the Underlying Stock)	0.00%	-40.00%

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Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for U.S. investors that are initial holders of the PACERS and that hold PACERS and, if applicable, the Underlying Stock received at maturity of the PACERS as capital assets.

In purchasing a PACERS, you agree with Citigroup Funding Inc. that you and Citigroup Funding Inc. intend to treat a PACERS for U.S. federal income tax purposes as a derivative financial instrument providing for the future purchase of, or payment based on the value of, the Underlying Stock. Under such treatment, if you receive Underlying Stock at maturity, you will not recognize gain or loss on the purchase of the Underlying Stock and your tax basis in the shares received will be equal to your purchase price for the PACERS. However, there is no assurance that the IRS will agree with this treatment and you may be required by the IRS to recognize gain if the value of the shares of the Underlying Stock received is greater than your purchase price for the PACERS. If you receive cash instead of the Underlying Stock at maturity, then under such treatment you will recognize capital gain or loss equal to the amount of cash received at maturity of the PACERS minus your purchase price for the PACERS. Upon the mandatory redemption of the PACERS for cash prior to or at maturity, or the sale or other taxable disposition of a PACERS, you will generally recognize capital gain or loss under such treatment equal to the difference, if any, between the amount realized as a result of such mandatory redemption, sale or other taxable disposition and your tax basis in the PACERS. Any such gain or loss generally will be long-term capital gain or loss if you have held the PACERS for more than one year at the time of disposition. Due to the absence of authority as to the proper characterization of the PACERS, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the characterization and tax treatment described above, and alternative treatments of the PACERS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis.

No statutory, judicial or administrative authority directly addresses the characterization of the PACERS or instruments similar to the PACERS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the

PACERS are not certain. Accordingly, a prospective investor (including a tax-exempt investor) in the PACERS should consult his or her tax advisor in determining the tax consequences of an investment in the PACERS.

In the case of a holder of the PACERS that is not a U.S. person, any capital gain realized upon the maturity, sale or other disposition of the PACERS should not be subject to U.S. withholding tax if:

(i)	The holder complies with the applicable certification requirement (including in general the furnishing of an IRS Form W-8 or substitute form)

(ii)	Such gain is not effectively connected with a U.S. trade or business of such holder, and

(iii)	in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

You should refer to the preliminary pricing supplement related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

PACERSSM	15

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the PACERS as long as either (A) (1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the PACERS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the PACERS or (B) its acquisition and holding of the PACERS is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PACERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of PACERS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the preliminary pricing supplement related to this offering for more information.

Additional Considerations

In the event you receive shares of the Underlying Stock at maturity of the PACERS, the amount you receive will be subject to adjustment for a number of events that modify eBay Inc.’s capital or corporate structures. You should refer to the section “Description of the PACERS—Dilution Adjustments” in the preliminary pricing supplement related to this offering for more information. However, the amount you receive at maturity, if applicable, will not be adjusted for other events that may adversely affect the price of the Underlying Stock, and these other events may have the effect of reducing the amount you receive at maturity on the PACERS if you receive shares of the Underlying Stock.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the PACERS, either directly or indirectly.

PACERSSM is a registered service mark of Citigroup Global Markets Inc.

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